Exhibit 97.1
LAM RESEARCH CORPORATION
Policy for the Recovery of Erroneously Awarded Compensation
Effective December 1, 2023

Purpose
    As required pursuant to the listing standards of the Nasdaq Stock Market LLC (the “Stock Exchange”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 under the Exchange Act, the Board of Directors (the “Board”) of Lam Research Corporation (the “Company”) has adopted this Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”) to require and enable the Company, as directed by the Board or the Compensation Committee of the Board (the “Committee”), to recover Covered Compensation (as defined below) Received (as defined below) by a Covered Officer (as defined below) in the event of an Accounting Restatement (as defined below).
Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the final listing standards adopted by the Stock Exchange, and any applicable SEC or Stock Exchange guidance or interpretations issued from time to time regarding such Covered Compensation recovery requirements (collectively, the “Final Guidance”). Questions regarding this Policy should be directed to the Chief Legal Officer.
Policy Statement
    Unless and to the extent a Clawback Exception (as defined below) applies, in the event that the Company is required to prepare an Accounting Restatement (as defined below), the Company will recover reasonably promptly from each Covered Officer, and each such Covered Officer shall be obligated to return to the Company, the Covered Compensation Received by such Covered Officer. The independent members of the Board shall have broad discretion to determine the appropriate means of recovering the Covered Compensation based on the particular facts and circumstances. If a Clawback Exception applies with respect to one or more Covered Officers, the Company may forgo such recovery under this Policy from any such Covered Officer(s); provided, however, that any such Covered Officer(s) shall be obligated to return to the Company the Covered Compensation Received by such Covered Officer, unless and until the Committee shall determine that the Company will forgo such recovery.
To the extent that the Covered Officer has already reimbursed the Company for any Covered Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of the Covered Compensation that is subject to recovery under this Policy.
Accounting Restatement
For purposes of this Policy, “Accounting Restatement” is defined as an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
For purposes of this Policy, the Company shall be deemed to be required to prepare an Accounting Restatement if: (a) the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Accounting Restatement or (b) a court, regulator, or other legally authorized body directs the Company to prepare the Accounting Restatement. The date of the earlier to occur of (a) or (b) shall be referred to herein as the “Trigger Date”. The Company’s obligation to recover Covered Compensation pursuant to this Policy is not dependent on if or when restated financial statements are filed.
Covered Officers
    For purposes of this Policy, “Covered Officer” is defined as any current or former “Section 16 officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act, as determined by the Board. Covered Officers include, at a minimum, current or former “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.

Covered Compensation
    For purposes of this Policy:

•“Covered Compensation” is defined as the amount of Incentive-Based Compensation (as defined below) Received during the applicable Recovery Period (as defined below) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts, and computed without regard to any taxes paid.

Incentive-Based Compensation Received by a Covered Officer will only qualify as Covered Compensation if: (i) it is Received on or after October 2, 2023; (ii) it is Received after such Covered Officer begins service as a Covered Officer; (iii) such Covered Officer served as a Covered Officer at any time during the performance period for such Incentive-Based Compensation (whether or not such Covered Officer is serving at the time the Covered Compensation is required to be repaid to the Company); and (iv) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association.

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Covered Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company will maintain and provide to the Stock Exchange documentation of the determination of such reasonable estimate.

•“Incentive-Based Compensation” is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below). For purposes of clarity, Incentive-Based Compensation includes any such compensation that would otherwise qualify as Incentive-Based Compensation, even if it is in any plan (other than tax-qualified retirement plans), including long-term disability, life insurance, elective deferred compensation, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

•“Financial Reporting Measure” is defined as a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy also be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

•Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Recovery Period

    For purposes of this Policy, the applicable “Recovery Period” is defined as the three completed fiscal years immediately preceding the Trigger Date and, if applicable, any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).

Clawback Exceptions

    The Company is required to recover all Covered Compensation Received by a Covered Officer in the event of an Accounting Restatement unless (i) one of the following conditions are met and (ii) the Committee has determined that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (under such circumstances, a “Clawback Exception” applies):

•the direct expense paid to a third party to assist in enforcing this Policy, such as reasonable legal expenses and consulting fees, would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such Covered Compensation from such Covered Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);
•recovery would violate home country law, where that law was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provided such opinion to the Stock Exchange); or
•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long-term disability, life insurance, elective deferred compensation, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

Indemnification and Insurance
    The Company is prohibited from paying or reimbursing for insurance for, or indemnifying, any Covered Officer against the loss of Covered Compensation, and no Covered Officer shall be entitled to indemnification against any such loss. In addition, notwithstanding anything in the Amended and Restated Bylaws of the Company or in any indemnity agreement between a Covered Officer and the Company to the contrary, no Covered Officer shall be entitled to indemnification or advancement of expenses in connection with a proceeding (a) by the Covered Officer or (b) by or in the right of the Company, in each case that is related to the recovery by the Company of any Covered Compensation Received by the Covered Officer. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid or awarded to a Covered Officer from the application of this Policy or that waives the Company’s right to recovery of any Covered Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the effective date of this Policy).

Administration and Interpretation
    The Board intends that this Policy shall be applied to the fullest extent permitted by law. The independent members of the Board will administer this Policy in accordance with the Final Guidance, except to the extent that the Committee is required to administer the Policy by Nasdaq Rule 5608, and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Final Guidance. In making such determinations, the independent members of the Board will consider any recommendations of the Committee. This Policy is in addition to and is not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Company, or, except as expressly stated in this Policy, the Amended and Restated Bylaws of the Company. The independent members of the Board will review the Policy from time to time and will have full and exclusive authority to take any action they deem appropriate, except to the extent such authority must be vested in the Committee under Nasdaq Rule 5608.

    The independent members of the Board shall have broad discretion to determine the appropriate means of recovering the Covered Compensation based on the particular facts and circumstances. In addition, the independent members of the Board will have the authority to offset any compensation or benefit amounts that become due to the applicable Covered Officers to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as they deem necessary or desirable to recover any Covered Compensation, except to the extent such authority must be vested in the Committee under Nasdaq Rule 5608. Without limiting the foregoing, if the Company is required to recover Covered Compensation in the event of an Accounting Restatement that involves period shifting (i.e., an Accounting Restatement that involves both a negative adjustment to the Company’s financial statements in one or more periods as well as a positive adjustment to the Company’s financial statements in one or more other periods), then the independent members of the Board will consider offsetting any Positive Compensation Adjustment (as defined below) that would otherwise become due to the applicable Covered Officers as a result of the Accounting Restatement against the Covered Compensation required to be recovered, to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as they deem necessary or desirable. For purposes of this Policy, “Positive Compensation Adjustment” is defined as the amount by which the Incentive-Based Compensation Received during the applicable period was less than the amount of Incentive-Based Compensation that otherwise would have been Received during such period had it been determined based on the relevant restated amounts and computed without regard to any taxes paid or to be paid.

Other Recovery Rights; Acknowledgement

    Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with a Covered Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Officer to abide by the terms of this Policy and an acknowledgement by the Covered Officer that such benefit is provided subject to the terms of this Policy. In addition, each Covered Officer shall sign and deliver to the Chief Legal Officer, within 10 calendar days following the later of (i) the effective date of this Policy first set forth above or (ii) the date the individual becomes a Covered Officer, an acknowledgment of and consent to this Policy, in substantially the form attached hereto as Exhibit A, (i) acknowledging and consenting to be bound by the terms of this Policy, (ii) agreeing to fully cooperate with the Company in connection with any of such Covered Officer’s obligations to the Company pursuant to this Policy, and (iii) agreeing that the Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy.

Successors

    This Policy shall be binding and enforceable against all Covered Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

Relationship to Prior Policy

    This Policy supersedes the Lam Research Compensation Recovery, or Clawback, Policy, as adopted and approved by the Board on August 27, 2014 (the “Prior Policy”) with respect to any and all Incentive-Based Compensation Received on or after October 2, 2023. To the extent an event occurs that would be a “Triggering Event” (as defined in the Prior Policy) for the recovery of “Excessive Incentive-Based Compensation” (as defined in the Prior Policy) and such compensation was not Received on or after October 2, 2023, the Prior Policy shall govern the recovery of such compensation. For the avoidance of doubt, in no event shall any compensation be subject to recovery under both this Policy and the Prior Policy, and in the event of a conflict, this Policy shall prevail.

Disclosure

    This Policy, and any recovery of Covered Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Final Guidance.

EXHIBIT A

LAM RESEARCH CORPORATION
Policy for the Recovery of Erroneously Awarded Compensation

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Lam Research Corporation Policy for the Recovery of Erroneously Awarded Compensation, as adopted and approved by the Board on [_____] [__], 2023 (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Covered Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy. The undersigned also agrees, by signing below, that any and all Covered Compensation Received by the Covered Officer shall be subject to the terms of the Policy. In addition, the undersigned agrees that the Company may enforce its rights under the Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Policy.

COVERED OFFICER

Signature: __________________________

Print Name: _______________________

Date: ______________________________
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